CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3) of Sino-Global Shipping America, Ltd. and Affiliates of our report dated September 27, 2013 relating to the consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates as of June 30, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in equity for the years then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 17, 2014